Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
India Globalization Capital, Inc.

We hereby consent to the incorporation by reference to (i) the Registration Statement No. 333-171609, 333-215669 and 333-224082 all on Form S-8 pertaining to the India Globalization Capital, Inc. 2008 and 2018 Omnibus Incentive Plans and to (ii) the Registration Statements No. 333-201753, No. 333-201822 and 333-224082, all on Form S-3 of India Globalization Capital Inc., of our report dated July 13, 2017, with respect to the consolidated financial statements of India Globalization Capital Inc. included in this Annual Report (Form 10-K) for the year ended March 31, 2017.

/s/ AJSH & Co LLP
AJSH & Co LLP
Delhi, India
July 13, 2017